Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Announces Chief Financial Officer Changes

TEANECK, N.J., September 17, 2020 (Business Wire) - Phibro Animal Health Corporation (the “Company” or “Phibro”) today announced that Richard Johnson, Phibro’s Chief Financial Officer, has informed the Company that he will retire from his position effective November 15, 2020, subsequent to the Company’s annual meeting and completion of the Company’s earnings report for the quarter ending September 30, 2020.

Phibro also announced that Damian Finio will join Phibro on October 26, 2020, and will succeed Mr. Johnson as Phibro’s Chief Financial Officer, effective November 15, 2020. Mr. Johnson will continue with Phibro for a period of time in an advisory capacity to ensure a smooth transition with his successor.

“I want to take this opportunity to recognize and thank Dick for his many contributions to the success of Phibro over the past 18 years, and to wish him all the best in his retirement,” said Jack Bendheim, Phibro’s Chairman, President and Chief Executive Officer. “I also want to welcome Damian to Phibro. He brings the skills and experience needed to play a key role in Phibro’s future development.”

Since February 2018, Mr. Finio, age 50, has served as Chief Financial Officer of Teligent, Inc. a publicly traded global manufacturer and distributor of topical pharmaceutical products in the United States and injectable pharmaceutical products in Canada. Mr. Finio has over 29 years of financial management experience. From November 2015 through January 2018, Mr. Finio served as Chief Financial Officer of Virtus Pharmaceuticals LLC. Prior to this, Mr. Finio served in a variety of financial roles of increasing responsibility at Daiichi Sankyo Pharma Development, West-Ward Pharmaceuticals (now known as Hikma), and Heritage Pharmaceuticals Inc. (now known as Avet Pharmaceuticals Inc.), after spending nearly fourteen years with AstraZeneca. He began his career in public accounting at KPMG LLP. Mr. Finio has a Bachelor of Science in Accounting from The Pennsylvania State University and a Masters in Business Administration from the University of Delaware, and is an (inactive) Certified Public Accountant and (inactive) Certified Treasury Professional.

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a diversified global developer, manufacturer and supplier of a broad range of animal health and mineral nutrition products for livestock, helping veterinarians and farmers produce healthy, affordable food while using fewer natural resources. For further information, please visit www.pahc.com.

Contacts

Phibro Animal Health Corporation

Richard Johnson

Chief Financial Officer

+1-201-329-7300

Or

investor.relations@pahc.com